Filed Pursuant to Rule 424(b)(3)

Registration No. 333-185118

March 5, 2013

CRESCENT FINANCIAL BANCSHARES, INC.	ECB BANCORP, INC.

SUPPLEMENT TO JOINT PROXY STATEMENT/PROSPECTUS DATED FEBRUARY 8, 2013

CORRECTION SHEET

This correction sheet corrects an error in the joint proxy statement/prospectus, dated February 8, 2013, for the special meetings of shareholders of Crescent Financial Bancshares, Inc. to be held on March 7, 2013 and ECB Bancorp, Inc. (“ECB”) to be held on March 20, 2013.

Page 51 of the joint proxy statement/prospectus erroneously states that “ECB’s board of directors unanimously recommends a vote “FOR” approval and adoption of the agreement and plan of merger, “FOR” approval of the proposal to adjourn the meeting if necessary to permit further solicitation of proxies on the proposal to approve the agreement and plan of merger and “FOR” the approval of the compensation payable to the named executive officers of ECB in connection with the merger.”

The ECB board of directors’ recommendation with respect to each of the proposals was not unanimous. Consistent with the other references to the ECB board of directors’ recommendation in the joint proxy statement/prospectus, as well as the proxy card, the statement on page 51 of the joint proxy statement/prospectus is hereby revised to read in its entirety as follows:

“ECB’s board of directors recommends a vote “FOR” approval and adoption of the agreement and plan of merger, “FOR” approval of the proposal to adjourn the meeting if necessary to permit further solicitation of proxies on the proposal to approve the agreement and plan of merger and “FOR” the approval of the compensation payable to the named executive officers of ECB in connection with the merger.”

A proxy card is enclosed with this correction sheet. If you wish to vote, or in the event that you have already voted and wish to change your vote, you may vote or change your vote by completing, signing and returning the enclosed proxy card using the postage-paid envelope included with this correction sheet. If you wish to vote, or if you have already voted and wish to change your vote, by Internet or by telephone, you may vote or change your vote by Internet or by telephone by following the instructions included on the enclosed proxy card.

ECB BANCORP, INC. P.O. BOX 337 35050 US HWY 264 ENGELHARD,NC 27824 ATTN: THOMAS CROWDER, CFO

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you
vote FOR proposals 1, 2 and 3.				For	Against	Abstain

1 Approval and adoption of the agreement and plan of merger entered into by ECB Bancorp, Inc. and Crescent Financial				☐	☐	☐
Bancshares, Inc., dated as of September 25, 2012.

2 Approval of the adjournment of the ECB Bancorp, Inc. special meeting if necessary to solicit the additional proxies in favor				☐	☐	☐
of the approval and adoption of the merger agreement.

3 Approval, in a non-binding advisory vote, of the compensation payable to the named executive officers of ECB Bancorp, Inc. in				☐	☐	☐
connection with the merger.

Note: Note: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is/are available at www.proxyvote.com .

ECB BANCORP, INC.

Special Meeting of Shareholders

March 20, 2013 10:00 AM

This proxy is solicited by the Board of Directors of ECB Bancorp, Inc.

The undersigned hereby appoints Thomas M. Crowder and James. J Burson (the "Proxies"), and any substitute appointed by them, as the undersigned's attorneys and proxies, and authorizes any one or more of them to represent and vote as directed herein all shares of the common stock of ECB Bancorp, Inc. (the "Company") held of record by the undersigned on February 8, 2013, at the Special Meeting of Shareholders of the Company to be held at the Washington Civic Center, located at 110 Gladden Street, Washington, North Carolina 27889, at 10:00 a.m. Eastern time on March 20, 2013, and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.